Exhibit 99.1

On August 26, 2021, the general partner of Tiger Parent Holdings, L.P. (“Tiger Holdings”), Tiger Parent Holdings GP, LLC (“Tiger GP”), adopted resolutions, pursuant to which all profits interests of Tiger Holdings, all of which were held by certain members of management of Tech Data Corporation, were cancelled and exchanged for the right to receive an aggregate of 1,206,549 shares of the Issuer’s Common Stock, of which, on September 9, 2021, Tiger Holdings transferred 455,207 shares of the Issuer’s Common Stock to those management members. The other 751,342 shares of the Issuer’s Common Stock (the “Escrow Shares”) have been placed in an escrow account administered by Tiger GP, pending satisfaction of certain vesting requirements by those management members.

On September 1, 2022, 356,959 shares of the Escrow Shares were distributed to management members upon satisfaction of certain vesting requirements.

Tiger Holdings, AP IX Tiger Holdings, L.P. (“AP IX Tiger”), AP IX Tiger Co-Invest II, L.P. (“Tiger Co-Invest II”) and AP IX Tiger Co-Invest (ML), L.P. (“Tiger Co-Invest ML”) each hold securities of the Issuer. Tiger GP is the general partner of Tiger Holdings. AP IX Tiger is the sole member of Tiger GP. AP IX Tiger Co-Invest (ML) GP, LLC (“Tiger Co-Invest ML GP”) is the general partner of Tiger Co-Invest ML. AP IX Tiger Holdings GP, LLC (“AP IX Tiger GP”) is the general partner of each of AP IX Tiger and Tiger Co-Invest II, and the sole member of Tiger Co-Invest ML GP. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX Tiger GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Scott Kleinman, Marc Rowan and James Zelter are the managers, as well as executive officers, of Management Holdings GP.

Each of the entities listed above, other than Tiger Holdings, AP IX Tiger, Tiger Co-Invest II and Tiger Co-Invest ML, and each of Messrs. Kleinman, Rowan and Zelter, disclaims beneficial ownership of any shares of the Company’s common stock owned of record by Tiger Holdings, AP IX Tiger, Tiger Co-Invest II and Tiger Co-Invest ML, except to the extent of any pecuniary interest therein, and the filing of this Form 4 shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.